Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SouthCrest Financial Group, Inc.
Fayetteville, Georgia

We consent to the incorporation by reference in the registration statement No. 333-138733 on Form S-8, of SouthCrest Financial Group, Inc. of our report dated April 3, 2009, with respect to the consolidated financial statements of SouthCrest Financial Group, Inc. and subsidiaries, which report appears in SouthCrest Financial Group, Inc.’s 2008 Annual Report on Form 10-K.  As discussed in note 1 to the consolidated financial statements, effective January 1, 2008, the Company has adopted EITF Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.

/s/ Dixon Hughes PLLC

Atlanta, Georgia
April 3, 2009